Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

TechTarget, Inc. (“TechTarget,” the “Corporation,” “we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Common Stock, par value $0.001 per share (the “Common Stock”). Our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) authorizes the issuance of up to 250,000,000 shares of Common Stock and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share (the “Preferred Stock”).

The general terms and provisions of our Common Stock are summarized below. This description may not contain all the information that is important to you and is qualified in its entirety by reference to our Certificate of Incorporation and our Amended and Restated Bylaws, as amended (the “Bylaws”). In certain circumstances, the terms of our Common Stock are subject to the terms of our Stockholders Agreement, dated as of December 2, 2024 (as amended from time to time, the “Stockholders Agreement”), by and among the Corporation, Informa PLC (“Informa”), and Informa US Holdings Limited (“Informa HoldCo”). Informa PLC, its affiliates (other than the Corporation and its subsidiaries), and their respective Permitted Assignees (as defined in the Stockholders Agreement), in each case at any time and for so long as any such person beneficially owns (as defined in the Stockholders Agreement) any shares of Common Stock, are collectively referred to as the “Principal Stockholders”. For additional information, you should refer to the provisions of our Certificate of Incorporation, our Bylaws and the Stockholders Agreement, which are included as exhibits to the Annual Report on Form 10-K to which this description is an exhibit. Please also refer to the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Dividends

Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors (the “Board”) or any authorized committee of the Board, subject to any preferential dividend rights of any outstanding shares of Preferred Stock. These dividends are non-cumulative.

Voting Rights

Holders of Common Stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of Common Stock are entitled to vote and do not have cumulative voting rights. Subject to any rights, powers and preferences of outstanding shares of Preferred Stock, and except as provided by law, holders of our Common Stock have the exclusive right to vote for the election of directors of the Corporation and on all other matters requiring stockholder action. An uncontested election of directors at a meeting of stockholders is determined by a majority of the votes cast with respect to that nominee’s election at any meeting of stockholders for the election of directors at which a quorum is present. A contested election of directors at a meeting of stockholders is determined by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

In all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at a meeting at which a quorum is present on the subject matter will be the act of the stockholders. Subject to the terms of any Preferred Stock designation and the Stockholders Agreement, if the Principal Stockholders beneficially own in the aggregate at least 40% of the voting power of all of the then-outstanding shares of capital stock of the Corporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken by consent of stockholders without a meeting, or prior notice, by signed consent; provided that, if the Principal Stockholders do not beneficially own at least 40% of the voting power of all of the then-outstanding shares of capital stock of the Corporation, then any action required or permitted to be taken at any annual or special meeting of stockholders must be effected by the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL and the Certificate of Incorporation and may not be taken by consent of stockholders without a meeting.

Our Certificate of Incorporation may be amended by the Corporation in any manner permitted by the DGCL.

Exhibit 4.1

Liquidation

In the event of our liquidation or dissolution, holders of Common Stock are entitled to receive ratably all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding shares of Preferred Stock.

Other Rights and Preferences

Except as provided in the Stockholders Agreement, holders of Common Stock have no preemptive, subscription, redemption or conversion rights. Additionally, there are no sinking fund provisions applicable to the Common Stock. Outstanding shares of Common Stock are non-assessable.

Until the Second Trigger Date (as defined in the Stockholders Agreement), to the extent permitted under the rules of the Nasdaq Stock Market or any other exchange or marketplace on which the Corporation’s stock is listed or traded (“Exchange Rules”) and subject to certain exceptions, Informa HoldCo has the right to purchase up to its pro rata portion of any equity securities of the Corporation that the Corporation proposes to issue or sell; provided that, in the case of equity securities to be issued as consideration in any merger, consolidation, reorganization, conversion, joint venture, transfer, domestication or any other business combination, or any acquisition, Informa HoldCo only has the right to purchase a number of additional securities such that the Ivory Group (as defined in the Stockholders Agreement) maintains its beneficial ownership percentage of the Corporation’s Common Stock upon the consummation of such transactions (its “percentage maintenance share”). Following the Second Trigger Date and until the Third Trigger Date (as defined in the Stockholders Agreement), to the extent permitted under the Exchange Rules and subject to certain exceptions, Informa HoldCo has the right to purchase additional securities of the Corporation up to its percentage maintenance share in connection with any issuance or sale thereof by the Corporation.

Preferred Stock

Our Board, or any authorized committee thereof, has the authority under our Certificate of Incorporation to issue Preferred Stock in one or more series and to establish or change from time to time the number of shares of each such series and fix the designations, powers, including voting powers (full or limited, or no voting powers), preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. The rights, powers and preferences of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which we may designate and issue. In addition, the issuance of Preferred Stock could impede the completion of a merger, tender offer or other takeover attempt.

Exclusive Venue

To the fullest extent permitted by law, (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim for or based on a breach of a duty (including any fiduciary duty) owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, or our Certificate of Incorporation or Bylaws, (D) any action asserting a claim related to, involving, or against the Corporation governed by the internal affairs doctrine, or (E) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, will have to be brought only in the Court of Chancery in the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) unless the Board consents in writing to the selection of an alternative forum. The foregoing does not apply to claims arising under the federal securities law. Unless the Board otherwise approves in writing the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for any complaint asserting a cause of action arising under the federal securities law.

Certain Provisions of our Certificate of Incorporation and Bylaws and the DGCL

Exhibit 4.1

Our Certificate of Incorporation, Bylaws and Stockholders Agreement (including consent rights thereunder) and the DGCL contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board.

Number of Directors

Subject to the Stockholders Agreement and rights of holders of any series of Preferred Stock to elect directors, our Board establishes the number of directors that constitutes our Board.

Informa Board Designees

The number of directors on the Board who will be designated by Informa HoldCo will be as follows:

•

Before the Fourth Trigger Date (as defined in the Stockholders Agreement), a number of the total authorized number of directors on the Board as of such time that is proportionate to the Ivory Group’s beneficial ownership of outstanding shares of the Corporation’s common stock at such time (rounded to the nearest whole person); provided that Informa HoldCo will have the right to designate at least a majority of the directors on the Board until the First Trigger Date (as defined in the Stockholders Agreement); and

•	Following the Fourth Trigger Date, Informa HoldCo does not have the right to designate any directors to the Board.

Removal of Directors; Vacancies

Subject to the terms of the Stockholders Agreement and any Preferred Stock designation, any director or the entire Board may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon; provided that no director appointed by Informa may be removed (other than for cause) without the prior written consent of the Principal Stockholder that designated such Informa director pursuant to the Stockholders Agreement.

Any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum of the Board; provided, however, that at any time the Principal Stockholders collectively beneficially own at least 50% of the issued and outstanding shares of Common Stock, any such vacancy may be filled by the stockholders. The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Stockholder Action by Written Consent

Our Certificate of Incorporation and our Bylaws provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders; provided, however, that at any time when the Principal Stockholders collectively beneficially own at least 40% of the total voting power of all the then outstanding shares of Common Stock (and only at any such time), any action required or permitted to be taken by the holders of capital stock of the Corporation instead may be taken, without a meeting or prior notice, by signed consent, delivered to the Corporation, of stockholders having the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Special Meetings

Exhibit 4.1

Our Certificate of Incorporation and our Bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by or at the direction of the Board, the Chairman of the Board, if any, or the Chief Executive Officer of the Corporation; provided, however, that at any time when the Principal Stockholders collectively beneficially own at least 40% of the total voting power of all the then outstanding shares of Common Stock (and only at any such time), special meetings of the stockholders of the Corporation for any purpose or purposes also shall be called by or at the direction of the Board or the Chairman of the Board upon the request of any Principal Stockholder.

Advance Notice Requirements

Our Bylaws contain an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or any committee thereof, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Stock Market and the Stockholders Agreement. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of the Corporation by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are not subject to Section 203 of the DGCL. However, if a person (other than (a) Informa and any direct or indirect transferees of voting stock of the Corporation from Informa or its affiliates, and their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, and (b) any person whose ownership of shares in excess of the 15% limit described in this paragraph is the result of any action taken solely by the Corporation) acquires 15% or more of the voting stock of the Corporation, or is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date of determination, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the Corporation for a period of three years from the time such person became an interested stockholder, unless: (1) the Board approved either the business combination or the transaction which resulted in such person becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting power of all of the then-outstanding shares of capital stock of the Corporation at the time the transaction commenced (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation which is not owned by the interested stockholder.

Corporate Opportunities and Transactions with Controlling Stockholder

The Stockholders Agreement, to the fullest extent permitted by applicable law, regulates and defines the conduct of certain of the business and affairs of the Corporation in relation to Informa and the conduct of certain affairs of the Corporation as they may involve Informa and its directors, officers or employees, and the power, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Exhibit 4.1

Except as otherwise set forth in the Stockholders Agreement or agreed in writing by the Corporation and Informa, no agreement pursuant to which the Corporation, on the one hand, and Informa, on the other hand, agree to engage in transactions of any kind or nature with each other or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers or employees (including any who are directors, officers or employees of both) to allocate opportunities between or to refer opportunities to each other, or the performance thereof by the Corporation or Informa will, to the fullest extent permitted by applicable law, be considered contrary to (i) any fiduciary duty that Informa may owe to the Corporation or to any stockholder or other owner of an equity interest in the Corporation by reason of Informa being a controlling or significant stockholder of the Corporation or participating in the control of the Corporation or (ii) any fiduciary duty owed by any director or officer of the Corporation who is also a director, officer or employee of Informa to the Corporation, or to any stockholder thereof. Subject to the corporate opportunities provision described below, to the fullest extent permitted by applicable law, Informa, as a stockholder of the Corporation, or as a participant in control of the Corporation, will not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no director or officer of the Corporation who is also a director, officer or employee of Informa will have or be under any fiduciary duty to the Corporation to refrain from acting on behalf of the Corporation or of Informa in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

Except as otherwise set forth in the Stockholders Agreement or otherwise agreed in writing between the Corporation and Informa, and subject to the corporate opportunities provisions described below, Informa will, to the fullest extent permitted by applicable law, have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation or (ii) doing business with any client, customer or vendor of the Corporation, and (subject to the corporate opportunities provisions described below) neither Informa nor any officer, director or employee thereof shall, to the fullest extent permitted by applicable law, be deemed to have breached its fiduciary duties, if any, to the Corporation solely by reason of Informa’s engaging in any such activity. The Stockholders Agreement will also provide that, subject to the corporate opportunities provisions described below, except as otherwise agreed in writing between the Corporation and Informa, in the event that Informa acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and Informa, Informa will, to the fullest extent permitted by applicable law, not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Informa acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation to the fullest extent permitted by applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation.

Except as otherwise agreed in writing between the Corporation and Informa, in the event that a director or officer of the Corporation who is also a director, officer or employee of Informa acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and Informa, such director or officer will to the fullest extent permitted by applicable law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation, if such director or officer acts in a manner consistent with the following policy:

•

such a corporate opportunity offered to any individual who is a director but not an officer or employee of the Corporation and who is also a director, officer or employee of Informa will belong to the Corporation only if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation and otherwise will belong to Informa; and

•

such a corporate opportunity offered to any individual who is an officer or employee of the Corporation and also is a director, officer or employee of Informa will belong to the Corporation unless such opportunity is expressly offered to such person in his or her capacity as a director, officer or employee of Informa, in which case such opportunity will belong to Informa.

Exhibit 4.1

For purposes of the corporate opportunities provision in the Stockholders Agreement and the summary thereof in the preceding paragraphs, (i) “corporate opportunities” include business opportunities that the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation, but for the provisions summarized above, would have an interest or a reasonable expectancy, (ii) “Informa” means Informa and each of its subsidiaries (other than the Corporation and its subsidiaries) and (iii) the “Corporation” means the Corporation and each of its subsidiaries.

The Corporation has waived certain claims related to corporate opportunities and agreed to certain other provisions in the Stockholders Agreement to regulate and define the conduct of certain business and affairs of the Corporation in relation to persons specified therein, as well as that any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the foregoing.